EXHIBIT 99


                            June 14, 1996


Dear Shareholder:

Welcome to Bank Corporation of Georgia. We are pleased to advise you that the merger of Effingham Bank & Trust with Bank Corporation of Georgia was consummated on June 6, 1996.

As you are probably aware, following the April 9th shareholders' meeting at which the transaction was approved by a vote of 81% of the outstanding shares, a small number of shareholders attempted to block the transaction. The group contended that the proxy materials sent to shareholders should have disclosed that Heys McMath, the President and a Director of Effingham Bank & Trust, was a former officer with AmeriBank N.A., a subsidiary of Bank Corporation of Georgia.

Mr. McMath was hired by Effingham Bank & Trust after the initial merger agreement had been executed with Bank Corporation of Georgia following the resignation of Mike Daniels, the former president of Effingham. It has been the position of the Board of Directors of Effingham Bank & Trust and of Bank Corporation of Georgia that
Mr. McMath's prior relationship with AmeriBank was not a material or relevant issue, given his lack of involvement with the negotiation of the terms of the transaction, for purposes of the shareholders' decision.

After several weeks of legal proceedings in various legal venues, the complaining shareholders settled the litigation and agreed that the proposed merger of Effingham Bank & Trust with Bank Corporation of Georgia was in the best interest of the shareholders of Effingham Bank & Trust. In the settlement, Bank Corporation of Georgia agreed to purchase the complaining shareholders' shares for $10.50 per share, which is an amount that is equivalent to the market value of Bank Corporation of Georgia stock on June 5 times the exchange rate, and to pay a portion of the plaintiffs' attorney's fees. This stock price is identical to that being offered to all of the dissenting shareholders.

We are pleased that this matter is settled. With the merger now complete, we can focus our efforts on managing your company without the distraction and expense of litigation over our heads.

Enclosed with this letter is a transmittal letter to effect the transfer of your stock from Effingham Bank & Trust to Bank
Corporation of Georgia. Upon receipt of your signed transmittal letter, along with the stock certificates for your shares of Effingham Bank & Trust stock, we will issue you a certificate for Bank Corporation of Georgia stock at an exchange rate of .59 shares of Bank Corporation of Georgia stock for each share of Effingham

Bank & Trust stock.

You may be aware that Bank Corporation of Georgia recently obtained a listing on The Nasdaq National Market (Symbol BCGA), which we anticipate will improve the liquidity of your investment. Based on the last trade of $18.00 per share of Bank Corporation of Georgia stock on June 10, 1996, each of your shares of Effingham Bank & Trust stock represents an equivalent value of $10.62.

We look forward to being part of the Effingham County community and we intend to make your investment in Bank Corporation of Georgia a source of pride. We are very pleased to have you as a shareholder and hope that we also will have the privilege of serving your financial needs.

If you have any questions regarding how to complete the transmittal letter, please call the Stock Transfer Department at (912) 757-2000.

Sincerely,


/s/ Joe Evans                                 /s/ J. Thomas Wiley, Jr.
Joseph W. Evans                               J. Thomas Wiley, Jr.
President and CEO                             President and CEO
Bank Corporation of Georgia                   AmeriBank, N.A.